Exhibit 99.1

Alon Refining Krotz Springs, Inc. Announces Tender Offer and

Consent Solicitation for its 13 1/2% Senior Secured Notes Due 2014

DALLAS, TEXAS – March 15, 2012— Alon Refining Krotz Springs, Inc. (the “Company”) announced today that it has commenced a cash tender offer and consent solicitation for any and all of its outstanding 13 1/2% Senior Secured Notes due 2014 (the “Notes”) as described in the following table.

CUSIP No.	ISIN	Description of Security	Aggregate Principal Amount Outstanding	Consent Payment¹	Tender Offer Consideration²	Total Consideration²
02051PAC2	02051PAC23	13 1/2% Senior Secured Notes due 2014	$216.5 million	$30.00	$1,080.00	$1,110.00

1	Per $1,000 principal amount of Notes tendered at or before the Consent Deadline.
2	Per $1,000 principal amount of Notes and excluding accrued and unpaid interest on the Notes, which will be paid in addition to the Total Consideration or Tender Offer Consideration, as applicable.

The tender offer and the consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated March 15, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (“Letter of Transmittal”). Holders that tender their Notes in the tender offer will be deemed to have consented to the proposed amendments to the indenture governing such Notes, the related intercreditor agreement and certain note collateral documents.

The tender offer will expire at 12:00 midnight New York City time on Wednesday, April 11, 2012, unless extended or earlier terminated (such date and time, as the same may be extended for such tender offer, the “Expiration Time”). In order to be eligible to receive the total consideration (as described below) for tendered Notes, holders must validly tender their Notes and deliver their consents at or before 5 p.m. New York City time on Wednesday, March 28, 2012, unless extended (such date and time with respect to the consent solicitation, the “Consent Deadline”).

The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions, including (a) the receipt by the Company of proceeds from a new financing (the “New Financing,” which is presently contemplated to include borrowings by Alon USA Energy, Inc., an indirect parent company of the Company, in an amount up to $700.0 million, to be guaranteed by the Company and secured by security interests in substantially all of the Company’s assets, including pari passu security interests in the assets that provide security for the Notes) sufficient to purchase the Notes tendered, including the payment of all consent payments, accrued interest and costs and expenses incurred in connection therewith, (b) the Company having received consents representing at least a majority of the aggregate principal amount outstanding of the Notes (“Majority Consent”), and (c) the other conditions to the tender offer as described in the Offer to Purchase.

Subject to applicable contractual commitments, whether or not the tender offer and the consent solicitation are consummated, or the Majority Consent has been validly delivered, Alon USA Energy, Inc. intends to obtain the New Financing.

The total consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the tender offer will be an amount equal to $1,110.00, payable in cash to holders who validly tender their Notes at or prior to the Consent Deadline, plus accrued interest.

The total consideration set forth above includes a consent payment of $30.00 per $1,000 principal amount of Notes, payable only to holders that validly tender their Notes and validly deliver their consents at or prior to the Consent Deadline. Holders of Notes who validly tender their Notes after the Consent Deadline, but at or prior to the Expiration Time, will not receive a consent payment.

The proposed amendments to the indenture governing the Notes, the related intercreditor agreement and certain note collateral documents would eliminate from the indenture substantially all of the restrictive covenants, certain affirmative covenants and certain events of default, and would permit the Company to, among other things, incur or guarantee indebtedness in connection with the New Financing, grant pari passu liens on the collateral securing the Notes in favor of the lenders providing such financing, and otherwise dilute the rights of holders of Notes in relation to the collateral securing the Notes. Holders may not deliver consents to the proposed amendments without validly tendering the Notes in the tender offer and may not revoke their consents. Further, by tendering the Notes pursuant to the tender offer and effective upon the payment of such Notes, holders of Notes would waive any and all defaults existing at the time the proposed amendments become operative.

The Company has engaged Goldman, Sachs & Co. as sole Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer or the consent solicitation should contact Goldman, Sachs & Co. at (800) 828-3182 or collect at (212) 357-4692.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and consent solicitation, at (212) 430-3774 (for banks and brokers) or (866) 470-3800 (for noteholders).

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that the Company is distributing to holders of the Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

This press release contains “forward-looking statements.” All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe”, “anticipate”, “expect”, “estimate”, “may”, “will”, “should”, “continue”, “plans”, “intends”, “likely” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statements contained herein are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from these forward-looking statements as a result of certain factors, including: changes in general economic conditions and capital markets; changes in the underlying demand for our products; the availability, costs and price volatility of crude oil, other refinery feedstocks and refined products; changes in the spread between West Texas Intermediate crude oil and Light Louisiana and Heavy Louisiana Sweet crude oil; the effects of transactions involving forward contracts and derivative instruments; actions of customers and competitors; changes in fuel and utility costs incurred by our refinery; disruptions due to equipment interruption, pipeline disruptions or failure at third-party facilities; the execution of planned capital projects; adverse changes in the credit ratings assigned to our trade credit and debt instruments; the effects of and cost of compliance with current and future state and federal environmental, economic, safety and other laws, policies and regulations; operating hazards, natural disasters, casualty losses and other matters beyond our control; the global financial crisis’ impact on our business and financial condition in ways that we currently cannot predict; and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 under the caption “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Alon Refining Krotz Springs, Inc., a subsidiary of Alon USA Energy, Inc. (NYSE: ALJ), owns and operates a high conversion crude oil refinery in Krotz Springs, Louisiana with a crude oil throughput capacity of approximately 83,000 barrels per day. The Krotz Springs refinery is located on the Atchafalaya River with direct access to the Colonial products pipeline and the Exxon crude system and services markets in the Southern and Eastern United States. The Krotz Springs refinery has been designated an OSHA VPP Star-certified location since 2003.

Contacts:	Amir Barash, Vice President

Alon Refining Krotz Springs, Inc.

972-367-3808

Investors:	Jack Lascar/Sheila Stuewe

DRG&L / 713-529-6600

Media:	Blake Lewis

Lewis Public Relations

214-635-3020

Ruth Sheetrit

SMG Public Relations

011-972-547-555551

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